EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-46166, 333-55528, 333-55850, 333-57680, 333-60270, 333-69452, 333-75526, 333-101327, 333-103189, 333-110430, 333-119387, 333-120056, 333-121302 and 333-126419 on Form S-8 and Nos. 333-41646, 333-46200, 333-46770, 333-55530, 333-56230, 333-60968, 333-68238, 333-70492, 333-89944, 333-109542, 333-114970, 333-118499, 333-120291, 333-121814, and 333-130253 on Form S-3 of our reports dated May 30, 2006, relating to the consolidated financial statements and financial statement schedule of the Company and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2006.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
May 30, 2006